Exhibit 10.45

           MEDICARE HMO - PRIMARY CARE LIMITED PARTICIPATION AGREEMENT

1. This PARTICIPATION AGREEMENT is entered into on _____, 1996 by DOCTORS HEALTH SYSTEM, INC. ("DHS") and the PHYSICIAN whose name appears below.
2. Physician has been (or will be) paid a SIGNING BONUS of $5,000 upon execution of this Agreement and satisfactory credentialing of Physician by DHS. This payment is in addition to the other payments described in this Agreement. This payment is made based upon Physician's assurance to DHS that he/she is an actively practicing primary care physician (adult medicine) with at least 200 Medicare eligible patients in his/her practice, and intends to enter into a cooperative relationship with other DHS affiliated physicians to manage care provided to Medicare HMO Members.
3. Physician agrees to provide to Medicare eligible persons who elect to enroll in a Medicare HMO product offered by either UNITED/CHESAPEAKE HEALTH PLAN and/or CFS/BLUE CROSS OF MARYLAND (the "DHS MEDICARE HMO PLANS") those primary care services customarily provided by primary care physicians to Medicare eligible patients, as may be required by the DHS Medicare HMO Plans. These patients are referred to in this Agreement as the "MEDICARE HMO MEMBERS".
4. DHS will credential Physician. Physician agrees to cooperate with the DHS credentialing and review process, all at no cost to Physician.
5. Physician agrees to participate in the managed care agreements that DHS has entered into with the two DHS Medicare HMO Plans. Physician agrees to cooperate with DHS in accepting Medicare HMO Members under the DHS Medicare HMO Plans, and agrees not to participate with the two DHS HMO Medicare Plans directly or through another similar entity or IPA. Physician is free to contract with any other HMOs offering managed care type plans to Medicare eligible patients.
6. Physician agrees to abide by the relevant provisions of the agreements between DHS and the DHS Medicare HMO Plans. DHS will provide summaries of all relevant provisions that may apply to Physician.
7. Physician agrees to work cooperatively and in good faith with DHS and with the other DHS affiliated physicians providing services to the Medicare HMO Members. To this end, Physician will use all reasonable efforts to:
     (bullet) Prepare and maintain customary medical records for services provided to Medicare HMO Members and provide DHS with access to such records without charge. DHS agrees that all patient records will be treated as confidential and will comply with laws and regulations related to confidentiality and all ethical standards for physicians regarding the confidentiality of patient records.
     (bullet) Comply with and accept the billing and payment conditions of this
              Agreement.
     (bullet) Comply with managed care medical standards adopted by DHS affiliated physicians as part of arrangements with the DHS Medicare HMO Plans.
     (bullet) Cooperate with DHS' efforts to contact Medicare-eligible patients in Physician's practice, including providing mailing lists and use of Physician's name in correspondence.
     (bullet) Sign and submit in a timely manner authorizations, consents, encounter data and other forms adopted by DHS.
     (bullet) Comply with DHS policies and guidelines which DHS provides to physician.
8. Physician will participate in all utilization review, quality assurance and credentialing programs operated by DHS to assure or improve the quality and effective utilization of health care services to the Medicare HMO Members ("QA/UR PROGRAMS"). Physician agrees not to hold DHS and other participants in the QA/UR Programs responsible for any reasonable recommendations made or actions taken in good faith with respect to Physician. Physician will participate in all programs developed by DHS that are designed to resolve HMO Medicare Member grievances.
9. Physician agrees not to bill HMO Medicare Members unless the service provided was not a covered service under the DHS Medicare HMO Plan and the Medicare HMO Member was given prior written notice that the services would not be covered. However, Physician may charge, bill, collect and keep from HMO Medicare Members any copayments or coinsurance. Except for copayments or coinsurance, Physician agrees that, whether or not there is any unresolved dispute for payment, under no circumstances, including but not limited to nonpayment by DHS or DHS insolvency, will Physician make any claims, other than for copayments or coinsurance, against any Medicare HMO Member for covered services.

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10.  Physician agrees not to differentiate or discriminate in the treatment of patients as to the quality of services delivered to Medicare HMO Members because of race, sex, age, religion, place of residence, health status or source of payment, and to observe, protect and promote the rights of Medicare HMO Members as patients.
11. Physician will make arrangements for twenty-four hours, seven days a week coverage to Medicare HMO Members through other primary care physicians who participate in the DHS provider network.
12. Physician agrees to respond within three days of receipt to any written inquiry from DHS about services provided to Medicare HMO Members or any other matters relating to this Agreement, subject to all laws regarding the confidentiality of medical records.
13. DHS will provide to Physician a list of other physicians and other health care providers who provide medical services in the DHS provider network. Other than in cases of a bona-fide medical emergency, Physician agrees to utilize the DHS provider network when arranging for additional medical services required by Medicare HMO Members.
14. DHS' affiliated physicians have developed protocols and practice procedures applicable to fellow physician participants in the DHS provider network (the "DHS PROTOCOLS"). Physician agrees to follow the DHS Protocols when treating Medicare HMO Members. If Physician should ever deem any aspect of the DHS Protocols to be medically inappropriate or otherwise inappropriate for utilization by Physician, Physician may notify DHS in writing, with sufficient specificity to enable DHS to respond to Physician's concerns.
15. Physician will own and operate all aspects of his or her medical practice and will remain responsible for all operations of the medical practice, including all patient treatment decisions and employee, office, lease and financial affairs. DHS is not engaged in the practice of medicine and will not interfere in any patient treatment decisions.
16. DHS may use Physician's name, specialty, telephone number(s), and business location(s) in marketing, descriptive, and other information relating to the DHS Medicare HMO Plans, and will include Physician as a member of the DHS provider network during this Agreement. Physician may nonetheless be precluded from participating in a DHS Medicare HMO Product by one of the two DHS Medicare HMO Plans. In such an event, DHS will notify Physician, in writing, within 30 days of learning of such an action, and will assist Physician, if requested, in seeking to overturn such an action.
17. DHS will pay to Physician, and Physician agrees to accept from DHS as compensation for all covered services provided by Physician to Medicare HMO Members, the following "MEDICARE PRIMARY CARE BASE CAPITATION RATES":

          COUNTY          AGED/DISABLED             INSTITUTIONALIZED
Allegany                      $26.70                     $52.06
Anne Arundel                  $30.64                     $59.74
Baltimore                     $30.36                     $59.19
Baltimore City                $31.23                     $60.00
Calvert                       $26.15                     $50.99
Caroline                      $24.00                     $46.80
Carroll                       $26.97                     $52.58
Cecil                         $24.86                     $48.48
Charles                       $31.16                     $60.00
Dorchester                    $24.00                     $46.80
Frederick                     $24.00                     $46.80
Garrett                       $24.00                     $46.80
Harford                       $29.45                     $57.43
Howard                        $30.68                     $59.82
Kent                          $24.00                     $46.80
Montgomery                    $32.00                     $60.00
Prince Georges                $34.72                     $60.00
Queen Anne                    $24.00                     $46.80
St. Marys                     $26.34                     $51.37
Somerset                      $24.00                     $46.80
Talbot                        $24.00                     $46.80

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Washington                    $24.00                     $46.80
Wicomico                      $24.00                     $46.80
Worcester                     $24.00                     $46.80

18. The Medicare Primary Care Base Capitation Rate shown above may be adjusted for age and sex of the Medicare HMO Members. The Medicare Primary Care Base Capitation Rate will be INCREASED by an amount up to ten percent (10%), based upon the number of enrolled Medicare HMO Members in Physician's panel, as follows:

CAPITATED PANEL SIZE
Greater than 50 Medicare HMO Members/physician or 150 Medicare HMO
             Members/practice group                                         2.5%
Greater than 100 Medicare HMO Members/physician or 350 Medicare HMO
             Members/practice group                                         5.0%
Greater than 250 Medicare HMO Members/physician or 700 Medicare HMO
             Members/practice group                                         7.5%
Greater than 400 Medicare HMO Members/physician or 1200 Medicare HMO
             Members/practice group                                        10.0%

MAXIMUM TOTAL                                                              10.0%

19. All Payments of the Primary Care Base Capitation Rate will be made by DHS directly to Physician, by the first day of the month for the prior month's enrollment. The percentage bonus for capitated panel size will be calculated at the beginning of each quarter.
20. In order to provide economic incentives for Physicians to provide the best possible health care to Medicare HMO Patients while fostering efficiencies in utilization and quality assurance, DHS' affiliated physicians have established, and Physician will participate in, a bonus pool. The amount of bonus awards are determined according to DHS' primary care bonus system, rewarding high clinical quality, appropriate utilization, patient satisfaction and retention and the extent of cooperation with other participating physicians and DHS. Based upon this system, Physician may receive up to 25% OF THE SURPLUS generated in Physician's panel of Medicare HMO Members after managed care expenses (up to a maximum of 25% of all Medicare Primary Care Base Capitation payments received by Physician that year or the limits permitted by
     applicable  Medicare regulations).   Physician   will  never be responsible
     for  managed  care  losses.   These  are  the  sole responsibility  of DHS.
     Awards for calendar year 1996 will be paid by DHS in April of 1997. Awards for calendar year 1997 will be made in April of 1998.
21. Physician understands that DHS will be paid by the Medicare HMO Plans for all services provided by Physician to Medicare HMO Members. Except for copayments and coinsurance, Physician will not seek to collect or accept any reimbursement from Medicare HMO Members or the DHS Medicare HMO Plans for any covered services provided to Medicare HMO Members.
22. Physician will maintain, at his or her expense, general and professional liability insurance coverage of not less than $1,000,000 per claim and $3,000,000 per year. Physician will provide DHS with copies of the policies or other evidence of compliance with the insurance requirements. Physician will notify DHS when any patient of Physician files a claim or any notice of intent to commence legal action alleging professional negligence against Physician or of the settlement of any such claim by Physician or if a judgment is rendered against Physician in any such legal action. Physician will promptly notify DHS in writing of any changes in or cancellations of any policy of insurance maintained by Physician. If such policy is written on a claims made basis and such coverage is discontinued, Physician will purchase an "Extension of Coverage Endorsement" within ten (10) days of written notice of discontinuance and shall provide DHS with a copy of this endorsement.
23. This Agreement will expire on DECEMBER 31, 1997 (the "TERM"), unless extended by mutual agreement or earlier terminated pursuant to the terms hereof.
24. This Agreement may be terminated by Physician upon 90 days prior written notice to DHS if DHS fails to perform its obligations to Physician or to pay any amounts required to be paid by DHS to Physician.
25. DHS may terminate this Agreement by notice in writing to Physician for good cause, or if Physician materially breaches this Agreement and such breach continues for a period of thirty (30) days after written notice is given to Physician by DHS specifying the nature of the breach. Good cause means:

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     (bullet) Physician's membership in any professional organization is terminated for cause related to professional conduct, or Physician resigns from any professional organizations under the threat of disciplinary action for professional conduct.
     (bullet) Physician is indicted upon a charge of committing a felony or any misdemeanor involving moral turpitude.
     (bullet) Physician fails to comply with rules, regulations and policies imposed with regard to the Medicare programs or to preserve his or her eligibility to participate in the Medicare programs.
     (bullet) Physician fails to comply with any material DHS Protocols. (bullet) Physician takes any action which puts an HMO Medicare
              Members' health at risk.
     (bullet) Physician loses his/her license or certificate to practice medicine.
26. To the extent required to enable DHS to comply with Section 952 of the Medicare and Medicaid Amendments of 1980, or regulations promulgated pursuant thereto, Physician shall until the expiration of four (4) years after the furnishing of services under this Agreement, make available, upon written request, to the Secretary of Health and Human Services or the Comptroller General of the United States, or to any of their duly authorized representatives, this Agreement and such of Physician's books, documents and records as are necessary to certify the nature and extent of costs under this Agreement.

DOCTORS HEALTH SYSTEM, INC.             PHYSICIAN

By:_________________________(Seal) ____________(SEAL)
                 Chairman                               , M.D.

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